Exhibit 99.1

[EMAIL FROM RONALD FRASCH TO MARK BOZEK]

Date: July 9, 2015

Dear Mark,

It is with deep regret that I have to tender my resignation from the EVINE Live Board of Directors.  Over the past few months, my workload has taken on a significant increase and I simply do not have the time to devote to this exciting project.  My short tenure has been very gratifying and I am so pleased to see all you have accomplished in one short year.  The leadership team has been dramatically strengthened, the product offer has been significantly upgraded and you and your team’s work on process improvement has been wonderful to see.

I wish you great continued success and look forward to staying in touch.

My very best regards,

Ron